Exhibit 99.1

Kaman Corporation
Bloomfield, CT
(860) 243-7100

KAMAN REPORTS 2011 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter 2011 Highlights:
•Diluted earnings per share of $0.38 (GAAP), $0.53 (Adjusted*)
•Net sales $379 million
•Industrial Distribution operating margin: 4.8%
•Aerospace operating margin: 12.0% (GAAP), 16.3% (Adjusted*)

Full Year 2011 Highlights:

•	Diluted earnings per share of $1.93 (GAAP); $2.01 (Adjusted*), a record

•	EPS growth: +42% (GAAP), +36% (Adjusted*)

•	Record net sales of $1.5 billion

•	Industrial Distribution operating income up 59.1% on a 14.3% sales increase

•	Aerospace operating income up $13.3 million or 19.8%

BLOOMFIELD, Connecticut (February 27, 2012) - Kaman Corp. (NYSE:KAMN) today reported financial results for the fourth quarter and full year ended December 31, 2011.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the Three Months Ended
	December 31, 2011	December 31, 2010	$ Change
Net sales:
Industrial Distribution	$233,441	$218,687	$14,754
Aerospace	145,283	146,422	(1,139)
Net sales	$378,724	$365,109	$13,615

Operating income:
Industrial Distribution	$11,142	$9,233	$1,909
Aerospace	17,472	26,387	(8,915)
Net gain (loss) on sale of assets	(220)	(68)	(152)
Corporate expense	(9,520)	(9,105)	(415)
Operating income	$18,874	$26,447	$(7,573)

Diluted earnings per share	$0.38	$0.53	$(0.15)
Adjustments*	0.15	0.24	(0.09)
Adjusted diluted earnings per share*	$0.53	$0.77	$(0.24)

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, "We delivered great operational performance across the company in 2011 compared to 2010. Our team executed well and demonstrated significant improvement by virtually any measure. Sales reached a record $1.5 billion fueled by both organic growth and the contributions of the twelve acquisitions we have completed over the last four years. Industrial Distribution sales reached a record $951 million compared to $646 million just two years ago. Aerospace sales were up 12.5% as a result of higher sales of our bearing product lines and the contributions from acquisitions. Operating profit was higher in each business including an impressive 59% increase at Industrial Distribution on a 14% sales increase. Aerospace operating profit rose on the elevated sales volume and increased sales of higher margin bearing product lines. This strong operational performance resulted in robust year over year earnings per share growth of 36% (diluted per share, adjusted*).

The strength of our results has been offset somewhat by lower than expected deliveries of Joint Programmable Fuzes (JPF), due to acceptance testing issues. However, strong demand across the rest of the Aerospace Segment made up for most of the JPF shortfall. The operational performance of the JPF in the field remains extremely high, above Air Force requirements; we continue to book additional orders, are negotiating a new four-year sole source contract with the USAF and have returned to acceptance testing.

Acquisitions remain a key component of our growth strategy and we are pleased that we completed five acquisitions during 2011. At the forefront, in Industrial Distribution, the acquisition of Catching Fluidpower and our national reseller agreement with Parker Hannifin will form the cornerstone of our strategy to increase our mix of higher margin fluid power product sales. In Aerospace, the acquisition of Vermont Composites expands our customer base and our platform exposure adding further diversity to this segment. All in all 2011 was a great year for Kaman, but most importantly it demonstrates solid progress toward our 2014 goals for sales and profit in both businesses."

Segment reports follow:

Industrial Distribution segment sales increased 6.7% in the 2011 fourth quarter to $233.4 million compared to $218.7 million a year ago. Acquisitions contributed $4.9 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). On a sales per sales day* basis, organic sales were up 2.8% over last year's fourth quarter (see Table 3 for additional details regarding the Segment's sales per sales day performance). Segment operating income for the fourth quarter of 2011 was $11.1 million, a 20.7% increase from operating income of $9.2 million in the fourth quarter of 2010. The operating profit margin for the fourth quarter of 2011 was 4.8%. In comparison, the operating profit margin was 5.1% in the third quarter of 2011 and 4.2% in the fourth quarter of 2010.

Industrial Distribution segment sales for the fourth quarter of 2011 reflect continued positive market conditions. Market strength was broad based across most geographies, customers and end markets. Operating margin was higher on a year-over-year basis as a result of the higher sales volume, improved productivity resulting from IT investments and our organizational realignment, continued gross margin improvement, and lower pension expense.

Segment sales for the full year 2011 were a record $950.8 million compared to $832.0 million in 2010, an increase of 14.3%. Operating income for the full year 2011 was $48.1 million, an increase of 59.1% over $30.3 million in 2010. The increase in full year sales was a result of the contributions from acquisitions completed in 2011 and 2010 and sustained organic growth. The significant increase in operating income was a result of the higher sales volume, improved gross margin, higher absorption of SG&A expenses, and lower pension expense.

Aerospace segment sales were $145.3 million, a decrease of $1.1 million from sales of $146.4 million in the fourth quarter of 2010. Operating income for the fourth quarter of 2011 was $17.5 million, compared to operating income of $26.4 million in the 2010 fourth quarter. The operating margin in this year's fourth quarter was 12.0% (16.3% adjusted*) as compared to 18.0% (22.4% adjusted*) in the comparable period in the prior year. Fourth quarter 2011 results were impacted by lower deliveries under the company's Joint Programmable Fuze program. During the fourth quarter of 2011 the Company delivered slightly more than 3,700 JPFs as compared to over 9,000 in the fourth quarter of 2010. The lower deliveries were a result of acceptance testing interruptions encountered late in the quarter. Also, during the quarter the Company recorded charges of $6.2 million related to the settlement of litigation regarding a contractual issue with the U.S. Government. This resulted in lower net income of $0.15 per diluted share. These items were offset by contributions from the Egyptian SH-2(G) maintenance and upgrade program, and strong performance from bearing product lines .

For the full year 2011 segment sales were $547.4 million, an increase of 12.5% from $486.5 million in 2010. Full year operating profit rose $13.3 million or 19.8% to $80.4 million from $67.2 million in the prior year. The sales increase was primarily attributable to acquisitions, higher sales related to the unmanned K-MAX® program, and stronger performance from bearing product lines. These increases were offset by lower deliveries of JPF fuzes. Operating profit was higher as a result of contributions from the stronger performance from bearing product lines, the unmanned K-MAX, the Egyptian maintenance and upgrade program, acquisitions, lower pension expense and the absence of the goodwill impairment charge recorded in 2010. These contributions were offset by lower profit from the JPF program and the litigation settlement with the U.S. Government.

The fourth quarter and full year 2010 results include the recording of a non-cash goodwill impairment charge, resulting in lower net income of $6.4 million or $0.24 per diluted share. Full year 2010 results also include the recording of a contract pricing settlement that reduced pre-tax income by $2.0 million and net income by $0.05 per diluted share.

Accounting Change - Pension Recast

In the fourth quarter of 2011 the Company elected to change its method of recognizing pension expense. This change has been reported through the retrospective application of the new policy to prior periods. In addition to the retrospective impact, the election of the change resulted in a benefit to Q4 2011 earnings of $0.02 per diluted share. For the full year 2011 this change resulted in an increase to earnings of $0.09 per diluted share. See Table 2 in this release, the Company's 2011 Form 10-K, and the Form 8-K filed February 13, 2012 regarding this topic for additional detail.

Other

Full year 2011 results include a non-recurring benefit of $2.4 million or $0.07 per diluted share related to the death of a former executive. During the third quarter of 2010 the Company received a look-back interest payment of $6.6 million from the IRS, which was recorded as interest income, related to the Australian helicopter program. This equated to net income of $0.17 per diluted share.

Outlook

The Company's expectations for 2012 are as follows:

•	Aerospace segment sales of $605 million to $625 million, up 11% to 14% over 2011

•	Aerospace segment operating margins of 15.7% to 16.0%

•	Ind. Distribution segment sales of $1,025 million to $1,055 million, up 8% to 11% over 2011

•	Ind. Distribution segment operating margins of 5.4% to 5.6%

•	Interest expense of approximately $13.5 million

•	Corporate expenses of approximately $44 million to $46 million

•	Tax rate of approximately 35%

•	Free cash flow* of $30 million to $35 million

Chief Financial Officer, William C. Denninger, commented, "2011 demonstrated progress toward our 2014 sales and operating profit margin goals. Our free cash flow* was within our expected range and reflects some one-time items and increased capital expenditures. Free cash flow in the fourth quarter of 2011 was $19.9 million and $16.0 million for the full year. We are expecting further top line growth and margin expansion in each of our businesses in 2012. Aerospace sales should benefit from growth in commercial build rates and the ramp up of defense programs such as A-10, AH-1Z, and F-35. Higher sales of our bearing product lines, contributions from the acquisition of Vermont Composites and normalized JPF deliveries should lead sales higher with relatively stable operating margins. At Industrial Distribution, we expect completed acquisitions to supplement organic growth and result in another year of solid top and bottom line growth. We are focused on cash flow and expect year over year improvement in this measurement."

Please see the MD&A section of the Company's SEC Form 10-K filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, February 28, 2012 at 8:30 AM EDT. Listeners may access the call live over the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 2. Effect of pension accounting change
(In thousands except per share amounts)

	Q110	Q210	Q310	Q410	Q111	Q211	Q311

Pre-tax pension expense adjustments	$(1,093)	$(1,094)	$(1,093)	$(1,095)	$977	$977	$977

Diluted EPS Impact
Diluted EPS as originally reported	$0.07	$0.23	$0.61	$0.56	$0.52	$0.50	$0.47
Adjustment	(0.03)	(0.02)	(0.03)	(0.03)	0.02	0.03	0.02
Diluted EPS - Revised	$0.04	$0.21	$0.58	$0.53	$0.54	$0.53	$0.49

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide investors with important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP “Net sales from the Industrial Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

Management uses organic sales per sales day as a measurement to compare periods in which the number of sales days differ.  The following table illustrates the calculation of organic sales per sales day using “Net sales: Industrial Distribution” from the “Segment Information” footnote in the “Notes to Consolidated Financial Statements” from the Company's Form 10-K filed with the Securities and Exchange Commission on February 27, 2012. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition.

Table 3. Industrial Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended
	December 31, 2011	December 31, 2010
Net sales: Industrial Distribution	$233,441	$218,687
Acquisition related sales	4,875	—
Organic sales	$228,566	$218,687
Sales days	61	60
Organic sales per sales day	$3,747	$3,645

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the condensed consolidated statement of cash flows included in this release.

Table 4. Free Cash Flow (in thousands)
	For the Twelve Months Ended	For the Nine Months Ended	For the Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2011
Net cash provided by (used in) operating activities	$44,843	$15,497	$29,346
Expenditures for property, plant & equipment	(28,833)	(19,416)	(9,417)
Free Cash Flow	$16,010	$(3,919)	$19,929

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity.” Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 5. Debt to Capitalization (in thousands)
	December 31, 2011	December 31, 2010
Notes payable	$1,685	$2,980
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	198,522	140,443
Debt	205,207	148,423
Total shareholders' equity	373,071	362,670
Capitalization	$578,278	$511,093
Debt to capitalization	35.5%	29.0%

Table 6. Reconciliation of Non-GAAP Financial Information
(In thousands except per share amounts)

	For the three months ended		For the twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
NET EARNINGS:
GAAP net earnings as reported	$9,958	$14,017	$51,142	$35,611
Non-recurring benefit associated with the death of a former executive	—	—	(1,900)	—
FMU-143 litigation settlement	3,971		3,971
Goodwill impairment charge	—	6,371	—	6,371
Look-back interest benefit	—	—	—	(4,300)
Aerospace contract pricing settlement	—	—	—	1,300
Non-GAAP adjusted net earnings	$13,929	$20,388	$53,213	$38,982

GAAP earnings per common share - diluted	$0.38	$0.53	$1.93	$1.36
Non-recurring benefit associated with the death of a former executive	—	—	(0.07)	—
FMU-143 litigation settlement	0.15	—	0.15	—
Goodwill impairment charge	—	0.24	—	0.24
Look-back interest benefit	—	—	—	(0.17)
Aerospace contract pricing settlement	—	—	—	0.05
Non-GAAP adjusted net earnings per common share diluted	$0.53	$0.77	$2.01	$1.48

Diluted weighted average shares outstanding	26,412	26,200	26,500	26,104

AEROSPACE SEGMENT OPERATING INCOME:
GAAP net sales - Aerospace segment	$145,283	$146,422	$547,403	$486,516
Sales adjustment due to contract pricing settlement	—	—	—	(2,259)
Adjusted net sales - Aerospace segment	$145,283	$146,422	$547,403	$484,257

GAAP operating income - Aerospace segment	$17,472	$26,387	$80,424	$67,151
% of GAAP net sales	12.0%	18.0%	14.7%	13.8%

FMU-143 litigation settlement	$6,204	$—	$6,204	$—
Goodwill impairment charge	—	6,371	—	6,371
Aerospace contract pricing settlement	—	—	—	1,969

Non-GAAP adjusted operating income - Aerospace segment	$23,676	$32,758	$86,628	$75,491
% of adjusted net sales	16.3%	22.4%	15.8%	15.6%

Table 7. Summary of Segment Information (in thousands)
	For the three months ended		For the twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales:
Industrial Distribution	$233,441	$218,687	$950,750	$831,997
Aerospace	145,283	146,422	547,403	486,516
Net sales	$378,724	$365,109	$1,498,153	$1,318,513

Operating income:
Industrial Distribution	$11,142	$9,233	$48,144	$30,252
Aerospace	17,472	26,387	80,424	67,151
Net gain (loss) on sale of assets	(220)	(68)	(270)	447
Corporate expense	(9,520)	(9,105)	(39,467)	(39,408)
Operating income	$18,874	$26,447	$88,831	$58,442

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

Forward-Looking Statements

This release contains forward-looking information relating to the Company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the Company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) satisfactory conclusion to government inquiries or investigations regarding government programs, including satisfactory resolution of the Wichita subpoena matter; 5) domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; 6) risks associated with successful implementation and ramp up of significant new programs; 7) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 8) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 9) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 10) continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; 11) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 12) profitable integration of acquired businesses into the Company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effects of price increases or decreases; 15) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; 16) future levels of indebtedness and capital expenditures; 17) future availability of credit; 18) continued

availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 21) future repurchases and/or issuances of common stock; and 22) other risks and uncertainties set forth in the Company's annual, quarterly and current reports, proxy statements and other filings with the SEC. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this release.
###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$378,724	$365,109	$1,498,153	$1,318,513
Cost of sales	273,354	257,080	1,079,982	960,706
Gross profit	105,370	108,029	418,171	357,807
Selling, general and administrative expenses	86,276	75,143	329,070	293,441
Goodwill impairment	—	6,371	—	6,371
Net (gain)/loss on sale of assets	220	68	270	(447)
Operating income	18,874	26,447	88,831	58,442
Interest expense, net	3,068	2,625	11,692	3,487
Other (income) expense, net	241	(351)	(349)	(1,042)
Earnings before income taxes	15,565	24,173	77,488	55,997
Income tax expense	5,607	10,156	26,346	20,386
Net earnings	$9,958	$14,017	$51,142	$35,611

Net earnings per share:
Basic net earnings per share	$0.38	$0.54	$1.95	$1.37
Diluted net earnings per share	$0.38	$0.53	$1.93	$1.36

Average shares outstanding:
Basic	26,232	26,002	26,246	25,928
Diluted	26,412	26,200	26,500	26,104
Dividends declared per share	$0.16	$0.14	$0.60	$0.56

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$14,985	$32,232
Accounts receivable, net	190,081	173,620
Inventories	339,846	316,899
Deferred income taxes	25,018	26,357
Income taxes receivable	527	2,420
Other current assets	29,645	33,425
Total current assets	600,102	584,953
Property, plant and equipment, net of accumulated depreciation of $142,657 and $130,685, respectively	111,895	89,719
Goodwill	153,267	114,818
Other intangible assets, net	73,816	49,428
Deferred income taxes	38,434	33,740
Other assets	18,884	23,099
Total assets	$996,398	$895,757
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$1,685	$2,980
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	106,025	95,416
Accrued salaries and wages	35,766	31,730
Current portion of amount due to Commonwealth of Australia	6,487	24,399
Other accruals and payables	62,748	61,676
Income taxes payable	987	644
Total current liabilities	218,698	221,845
Long-term debt, excluding current portion	198,522	140,443
Deferred income taxes	6,827	7,556
Underfunded pension	135,829	98,624
Due to Commonwealth of Australia, excluding current portion	6,566	13,102
Other long-term liabilities	56,885	51,517
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 26,495,828 and 26,091,067 shares issued, respectively	26,496	26,091
Additional paid-in capital	109,584	97,903
Retained earnings	361,389	326,000
Accumulated other comprehensive income (loss)	(117,946)	(86,456)
Less 258,424 and 64,949 shares of common stock, respectively, held in treasury, at cost	(6,452)	(868)
Total shareholders’ equity	373,071	362,670
Total liabilities and shareholders’ equity	$996,398	$895,757

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flows
(In thousands)

	For the year ended
	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net earnings	$51,142	$35,611
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	23,191	20,484
Accretion of convertible notes discount	1,679	172
Change in allowance for doubtful accounts	(528)	574
Net (gain) loss on sale of assets	270	(447)
Goodwill impairment	—	6,371
Change in amount Due to Commonwealth of Australia, net of gain (loss) on derivative instruments	279	(1,012)
Stock compensation expense	6,806	4,458
Excess tax (expense) benefit from share-based compensation arrangements	(779)	(341)
Deferred income taxes	5,472	12,855
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(3,057)	(18,504)
Inventories	(12,547)	(19,695)
Income tax receivable	1,893	(2,420)
Other current assets	6,848	(681)
Accounts payable-trade	1,365	11,133
Other accrued expenses and payables	(19,883)	14,617
Income taxes payable	44	(4,285)
Pension liabilities	(14,150)	(22,510)
Other long-term liabilities	(3,202)	976
Net cash provided by (used in) operating activities	44,843	37,356
Cash flows from investing activities:
Proceeds from sale of assets	356	1,104
Expenditures for property, plant & equipment	(28,833)	(21,507)
Acquisition of businesses including earn out adjustments, net of cash received	(77,672)	(66,549)
Other, net	17	22
Cash provided by (used in) investing activities	(106,132)	(86,930)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	60,924	(12,936)
Debt repayment	(5,000)	(5,000)
Proceeds from issuance of convertible notes	—	115,000
Proceeds from issuance of warrants	—	1,886
Purchase of call options related to convertible notes	—	(13,225)
Net change in book overdraft	4,375	(2,295)
Proceeds from exercise of employee stock awards	5,458	2,555
Purchase of treasury shares	(5,583)	—
Dividends paid	(15,199)	(14,501)
Debt issuance costs	(715)	(5,878)
Windfall tax (expense) benefit	779	341
Other	(660)	(638)
Cash provided by (used in) financing activities	44,379	65,309
Net increase (decrease) in cash and cash equivalents	(16,910)	15,735
Effect of exchange rate changes on cash and cash equivalents	(337)	(1,510)
Cash and cash equivalents at beginning of period	32,232	18,007
Cash and cash equivalents at end of period	$14,985	$32,232